UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2008

The First Marblehead Corporation

(Exact name of registrant as specified in charter)

Delaware	001-31825	04-3295311
(State or other juris- diction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts	02199-8157
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 895-4283

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.      Results of Operations and Financial Condition

On January 31, 2008, The First Marblehead Corporation (the “Corporation”) announced its financial and operating results for the second quarter of fiscal 2008 and the six-month period ended December 31, 2007.  The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 30, 2008, the board of directors of the Corporation (the “Board”) elected Henry Cornell as a director.  Mr. Cornell is a Managing Director of Goldman, Sachs & Co. (“Goldman Sachs”), the Chief Operating Officer of its Principal Investment Area and a member of its Merchant Banking Investment Committee.

Mr. Cornell was nominated to the Board by an affiliate of Goldman Sachs pursuant to an investment agreement dated December 21, 2007 among the Corporation, GS Parthenon A, L.P. and GS Parthenon B, L.P. The nominating and corporate governance committee of the Board considered the nomination and unanimously recommended that the Board elect Mr. Cornell as a director.  Mr. Cornell has not been appointed to any committees of the Board.

As a non-employee director, Mr. Cornell was granted 3,000 stock units pursuant to the Corporation’s 2003 stock incentive plan on the date of his election.  Each stock unit represented the right to receive one share of the Corporation’s common stock and was fully vested upon grant.

Mr. Cornell is entitled to receive an annual fee of $40,000 from the Corporation in connection with his service as a director.  He will not receive any additional meeting fees, although he will be entitled to reimbursement of his expenses incurred in attending meetings of the Board.

Goldman Sachs has provided, and may continue to provide, investment banking services to the Corporation from time to time.  Since July 1, 2007, Goldman Sachs has served as a co-managing underwriter of securitization transactions facilitated by the Corporation involving the issuance of approximately $2.93 billion in principal amount of asset-backed securities.  Goldman Sachs received fees in connection with these transactions of approximately $3.1 million.  Mr. Cornell may be deemed to have an indirect interest in such transactions in light of his relationship with Goldman Sachs.

Item 7.01       Regulation FD Disclosure

Static Pool Data; Supplemental Presentation

The Corporation has posted to its website static pool data as of December 31, 2007 with respect to certain securitization trusts facilitated by the Corporation, together with certain supplemental information.  The static pool information includes trust inception data and borrower payment status, delinquency, cumulative loss and prepayment data as of December 31, 2007.  The supplemental information includes presentations of channel-specific facilitated loan volume by fiscal year, application yield by fiscal year, trust historical parity ratios, recovery vintages, FICO score ranges by year of origination, trust prepayment rates and an expected cash flow analysis.

The static pool data and supplemental information can be found on the Corporation’s website, www.firstmarblehead.com, by clicking “Investors.” In addition, the static pool information is furnished as Exhibit 99.2, and the supplemental presentation is furnished as Exhibit 99.3, to this current report on Form 8-K and each is incorporated under this Item 7.01 by reference.

Election of Henry Cornell as a Director

The full text of the press release issued in connection with the election of Mr. Cornell as a director of the Corporation is furnished as Exhibit 99.4 to this current report on Form 8-K and incorporated under this Item 7.01 by reference.

The information contained in this current report on Form 8-K under Items 2.02 and 7.01, including Exhibit 99.1, Exhibit 99.2, Exhibit 99.3 and Exhibit 99.4, shall not be deemed “filed” for purposes of the Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.  The contents of the Corporation’s website are not part of this Form 8-K, and the internet address above is included as an inactive textual reference only.

Item 9.01.      Financial Statements and Exhibits

(d)           Exhibits

The following exhibits relating to Item 2.02 and Item 7.01 shall be deemed to be furnished, and not filed:

99.1         Press release issued by the Corporation on January 31, 2008 entitled, “First Marblehead Announces Second Quarter Fiscal 2008 Results”

99.2         Static pool data as of December 31, 2007

99.3         Supplemental presentation dated January 31, 2008

99.4         Press release issued by the Corporation on January 30, 2008 entitled, “First Marblehead Names Henry Cornell of Goldman Sachs to Board of Directors”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION

Date: January 31, 2008	By:	/s/ John A. Hupalo
John A. Hupalo Senior Executive Vice President, Chief Financial Officer and Group Head, Capital Markets

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Corporation on January 31, 2008 entitled, “First Marblehead Announces Second Quarter Fiscal 2008 Results”

99.2	Static pool data as of December 31, 2007

99.3	Supplemental presentation dated January 31, 2008

99.4	Press release issued by the Corporation on January 30, 2008 entitled, “First Marblehead Names Henry Cornell of Goldman Sachs to Board of Directors”